                                   EXHIBIT 11

                              VORNADO REALTY TRUST


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                    Year Ended    Year Ended    Year Ended
                                   December 31,  December 31,  December 31,
                                       1996          1995         1994
                                   ------------  ------------  ------------
Weighted average number of
 shares outstanding                  24,427,416    23,382,809   21,619,312

Common share equivalents for
 options after applying treasury
 stock method                           176,026       196,860      234,408
                                    -----------   -----------  -----------

Weighted average number of shares
 and common stock equivalents
 outstanding                         24,603,442    23,579,669   21,853,720
                                    ===========   ===========  ===========

Net income                          $61,364,000   $53,008,000  $41,240,000
                                    ===========   ===========  ===========

Net income per share                $      2.49   $      2.25  $      1.89
                                    ===========   ===========  ===========



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